Exhibit 23.1

Ernst & Young 680 George Street Sydney NSW 2000 Australia GPO Box 2646 Sydney NSW 2001	Tel: +61 2 9248 5555 Fax: +61 2 9248 5959 ey.com/au

Consent of Independent Auditor

We consent to the incorporation by reference in the following Registration Statements:

•	Registration Statement (Form S-8 No. 333-175371) of HomeAway Inc,

•	Registration Statement (Form S-8 No. 333-192743) of HomeAway Inc, and

•	Registration Statement (Form S-3ASR No. 333-192750) of HomeAway Inc,

of our report dated February 17, 2014, with respect to the consolidated financial statements of Stayz Pty Limited included in this Current Report (Form 8-K/A) of HomeAway Inc, for the years ended June 24, 2012 and June 30, 2013.

Ernst & Young

Sydney, Australia

February 19, 2014

A member firm of Ernst & Young Global Limited

Liability limited by a scheme approved under Professional Standards Legislation